Exhibit 10(o)
                              TRANSACTION AGREEMENT



         TRANSACTION AGREEMENT, dated as of March 24, 2000, between Johnson Matthey Electronic Assembly Services, Inc., a Florida corporation ("JMEASI"), Honeywell International Inc., a Delaware corporation and the ultimate parent corporation of JMEASI ("HII"), and RELM Communications of Florida, Inc., a Florida corporation ("RELM Communications"), RELM Communications, Inc., a Florida corporation ("RELMCI") and RELM Wireless Corporation, a Nevada corporation and the parent corporation of RELM Communications and RELMCI ("RELM Wireless") (RELM Communications, RELMCI and RELM Wireless collectively being referred to herein as "RELM").


                                    RECITALS

         WHEREAS, the overall intent of the transaction described herein (the "Transaction") is for the Parties to exchange facilities and to have JMEASI offer employment to certain personnel currently employed by RELMCI, and for JMEASI to become the primary manufacturing source for RELMCI;

         WHEREAS, JMEASI is the tenant at the property located at 7100 Technology Drive, West Melbourne, Florida ("Facility A"), which Facility A includes a building with approximately 54,000 square feet divided approximately 80% for manufacturing and 20% for administrative offices.

         WHEREAS, RELM Communications is the owner of the property located at 7505 Technology Drive, West Melbourne, Florida ("Facility B"), which Facility B includes a parcel of land having two buildings thereon that have approximately 141,000 gross square feet divided approximately 75% for manufacturing and 25% for administrative offices.

         WHEREAS, JMEASI is currently in the business of manufacturing and assembling for original equipment manufacturers ("OEMs") electronic products and components that are used in electronic products;

         WHEREAS, RELMCI is an OEM in the business of designing, manufacturing and marketing electronic products, and desires to restructure its business to focus on marketing and design and outsource its manufacturing and assembly business to JMEASI;

         WHEREAS, in connection with the proposed outsourcing of RELMCI's manufacturing and assembly business to JMEASI, the parties propose to exchange facilities and enter into certain other agreements relating to certain affected employees of RELMCI, the sale of certain equipment, the use of inventory and equipment, the orderly relocation of each party into the other's facility, the smooth transition of RELMCI's manufacturing and assembly business to


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JMEASI and such other matters as the parties shall agree, all on the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements;

         WHEREAS, JMEASI and RELM Wireless desire to enter into a Sublease (the "Sublease") subleasing Facility A to RELM Wireless, conditional upon the Closing (as defined in Section 2.1 hereof), and American Equities Limited, No. 4, a Florida limited partnership ("AEL"), JMEASI's landlord under its lease for Facility A, has indicated it will consent to the Sublease;

         WHEREAS, pursuant to a Contract for Sale and Purchase dated by Sutton Properties, a Florida partnership ("Sutton") on November 15, 1999, and by RELM Communications on November 16, 1999, as amended by Addendum dated November 16, 1999 (the "Addendum"), Modification to Contract for Sale and Purchase dated December 15, 1999, Second Modification to Contract for Sale and Purchase dated January 14, 2000 (the "Second Modification"), Third Modification to Contract for Sale and Purchase dated January 25, 2000, Fourth Modification to Contract for Sale and Purchase dated January 31, 2000, Fifth Modification to Contract for Sale and Purchase dated February 16, 2000, Sixth Modification to Contract for Sale and Purchase dated March 3, 2000, Seventh Modification to Contract for Sale and Purchase dated March 10, 2000, Eighth Modification to Contract for Sale and Purchase dated March 17, 2000, and Ninth Modification to Contract for Sale and Purchase dated March 22, 2000 (collectively, the "Facility B Contract"), RELM Communications has arranged to sell Facility B to Sutton (the "Facility B Sale").

         WHEREAS, HII, RELM and Sutton desire to have Sutton assign its rights under, and HII assume Sutton's obligations under, the Facility B Contract, and whereas HII desires to reassign its rights to BMO Global Capital Solutions, Inc. ("BMO"), to enable BMO to close the Facility B Sale and lease Facility B to HII in a synthetic leasing transaction.

         NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein and in the Ancillary Agreements, the Parties hereby agree as follows:


                                    ARTICLE 1

                               CERTAIN DEFINITIONS

         1.1 For purposes of this Agreement, the following terms shall have the meaning set forth below:

                  1. "Agreement" means this Transaction Agreement together with all Schedules hereto, as modified or amended from time-to-time.

                  2. "Ancillary Agreements" means, collectively, (i) the Sublease, (ii) the Facility B Contract, (iii) the First Assignment,
         (iv) the Second Assignment, (v) the Synthetic Lease Documents, (vi) the Manufacturing Agreement, (vii) the Purchase Order,


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         (viii) the RELM Bill of Sale, and (ix) the JMEASI Bill of Sale. When
         used in the singular, such term means each of the foregoing.

                  3. "Commission Agreement" means as defined in Section 2.2(b).

                  4. "Facility B Contract" means as defined hereinabove.

                  5. "Facility B Sale" means as defined hereinabove.

                  6. "First Assignment" means the Assignment of Contract for Sale and Purchase, of even date herewith, between Sutton and HII, assigning Sutton's rights under the Facility B Contract to HII.

                  7. "JMEASI Bill of Sale" means the Bill of Sale, of even date herewith, for certain equipment being sold by JMEASI to RELMCI.

                  8. "Manufacturing Agreement" means the Manufacturing Agreement, of even date herewith, between RELMCI and JMEASI, providing for contract manufacturing by JMEASI for RELMCI for five (5) years.

                  9. "Parties' Agreement" means as defined in Section 9.1 hereof.

                  10. "Party" means JMEASI, HII or RELM, and "Parties" means JMEASI, HII and RELM.

                  11. "Purchase Order" means the Purchase Order, of even date herewith, from RELMCI to JMEASI for the initial forecast of product needed under the Manufacturing Agreement, as listed in Exhibit C to the Manufacturing Agreement.

                  12. "RELM Bill of Sale" means the Bill of Sale, of even date herewith, for certain equipment being sold by RELMCI to JMEASI.

                  13. "Second Assignment" means the Assignment of Contract for Sale and Purchase, of even date herewith, between HII and BMO assigning HII's rights under the Facility B Contract to BMO.

                  14. "Synthetic Lease Documents" means those agreements and documents necessary for HII to induce BMO to enter into the Second Assignment and complete the Facility B Sale, including a Secretary Certificate, a Certificate of Good Standing in Delaware for HII, an Opinion of HII Counsel, a Funding Notice, a Participation Agreement Amendment, a Responsible Employee Certificate, a Deed executed by RELM Communications (the "Deed"), an Appraisal of Facility B showing a fair market value of at least $6,300,000, a Bill of Sale and Assignment of Leases and Contracts from RELM Communications to BMO (the "Bill of Sale and Assignment"), a Supplement No. 3 to Assignment of Leases and Rents, a Lease Supplement No. 3, a Phase I Environmental Audit issued in the name of BMO, a Reliance Letter issued to BMO, a Master Lease and


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         Deed of Trust, an ALTA As-Built Survey, a Zoning Certification Letter
         reissued in the name of BMO, UCC-1's for existing and new properties, a Title Insurance Policy acceptable to HII and BMO, a Seller's Affidavit and Solicitation from RELM Communications (the "Affidavit"), an Opinion of Florida counsel satisfactory to HII and BMO, Insurance Certificates, an Acquisition Closing Statement executed by HII, Sutton and RELM Communications (the "Closing Statement"), a Settlement Statement, a Disbursement Statement, Escrow Instructions to a title company, a DR-219 form executed by RELM Communications (the "DR-219 Form"), and Resolutions of Sutton and RELM acceptable to BMO authorizing the Facility B Sale.

                  15. "Sublease" means as defined hereinabove, along with associated estoppel certificates.

Other capitalized terms are used as defined elsewhere herein.


                                    ARTICLE 2

                                    CLOSINGS

         2.1 Closing. The actions referred to in Section 2.2(a) shall be taken at a closing (the "Closing") to be held at Facility A at 8:00 AM local time on the date hereof, and the actions referred to in Section 2.2(b) shall be taken by execution of documents at the Chicago, Illinois offices of BMO, on the date hereof subsequent to the Closing (the "Second Closing").

         2.2 Actions to be Taken at the Closing. (a) At the Closing, each of the parties shall take or cause to be taken, the following actions:

                  (i) RELM Wireless will pay to JMEASI $28,621.11 for the security deposit due under the Sublease and $7,386.00 for the prorated rent due under the Sublease, and such payment shall be made by wire transfer of immediately available funds to a bank account designated by JMEASI;

                  (ii) RELMCI will pay to JMEASI $38,391.60 for amounts currently due and owing to JMEASI and $19,000.00 for Transferred Employee medical deductible payments pursuant to Section 4.3(e) hereof, and such payment shall be made by wire transfer of immediately available funds to a bank account designated by JMEASI;

                  (iii) Sutton and HII will execute and deliver the First Assignment;

                  (iv) RELMCI and JMEASI will execute and deliver the Manufacturing Agreement, RELM Wireless and JMEASI will execute and deliver the Sublease, and AEL will consent to the Sublease;


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                  (v) RELMCI will execute and deliver to JMEASI the Purchase
         Order and the RELM Bill of Sale; and

                  (vi) JMEASI will execute and deliver to RELMCI the JMEASI Bill of Sale and a purchase order for the RELM Parts (as defined in the Manufacturing Agreement;

                  (vii) HII, JMEASI and RELM will execute and deliver this Agreement; and

                  (viii) JMEASI will pay to RELM Wireless $100,000.00 for leasehold improvements pursuant to the Sublease, and to RELMCI $25,000.00 for the purchase price differential for the items of personal property sold pursuant to the RELM Bill of Sale and the JMEASI Bill of Sale, and such payments shall be made by wire transfer of immediately available funds to a bank account designated by RELM

         (b) At the Second Closing, each of the parties shall take or cause to be taken, the following actions:

                  (i) HII and BMO will execute and deliver the Second
         Assignment;

                  (ii) HII and BMO will execute and deliver the Synthetic Lease Documents, and RELM Communications will execute and deliver the Deed, the Bill of Sale and Assignment, the Affidavit and the DR-219;

                  (iii) BMO will pay to RELM Communications $ 5,433,555.56 for Facility B, and such payment shall be made by wire transfer of immediately available funds to a bank account designated by RELM;

                  (iv) BMO will pay to Sutton $ 710,000.00 as additional purchase price for Facility B, and such payment shall be made by wire transfer of immediately available funds to a bank account designated by Sutton; and

                  (v) RELM Communications will pay to Coldwell Banker Commercial Sun Land Realty of Florida, Inc. ("Coldwell Banker") $224,000.00 as commission for the sale of Facility B pursuant to the Exclusive Right of Sale Listing Agreement between RELM Communications and Coldwell Banker (the "Commission Agreement"), and such payment shall be made by wire transfer of immediately available funds to a bank account designated by Coldwell Banker.

         2.3 Other Actions and Deliveries. In addition, the parties shall take such action and execute and deliver such other documents at the Closing and the Second Closing as the Parties, with the advice of their counsel, shall deem to be necessary or appropriate to evidence or give effect to the transactions contemplated hereby, including without limitation board resolutions certified by each Party's secretary approving the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party, and certificates of incumbency and signatures of the officers executing documents on behalf of such Party.


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


                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         3.1 RELM hereby represents and warrants to JMEASI and HII as follows:

                  (a) Due Incorporation. RELM was duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, with the corporate power to own and operate its property and to carry on its businesses as now being conducted.

                  (b) Power and Authority. RELM has all necessary corporate power and authority to enter into, and to carry out its obligations under, this Agreement and each Ancillary Agreement to which it is a party. The execution and delivery of this Agreement and each Ancillary Agreement to which RELM is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of RELM. This Agreement and each Ancillary Agreement have been duly executed and delivered by RELM.

                  (c) No Default. The execution, delivery and performance by RELM of this Agreement and of each Ancillary Agreement to which it is a party will not, (i) conflict with or contravene the Certificate of Incorporation or By-Laws (or other comparable governing instruments with different names) of RELM or (ii) conflict with, result in a breach of or entitle any party to terminate or call a default with respect to, any material agreement or instrument to which RELM is a party or by which RELM or any of its properties or assets are bound.

                  (d) Enforceability of Obligations. This Agreement and each Ancillary Agreement to which RELM is a party constitute the valid and binding obligations of RELM and shall be enforceable against RELM in accordance with their respective terms, subject, however, to any limitations with respect to enforcement which may be imposed in connection with bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except that no representation or warranty is made as to the availability of any equitable remedy in connection with the enforcement of any term hereof or thereof.

                  (e) Consents, Etc. No consent, license, permit, approval, order or authorization of, or registrations, declaration, qualification or filing with, any foreign, federal, state or local governmental authority or any person is required to be obtained or made by RELM on or prior to the date of this Agreement in connection with the execution, delivery or performance by RELM of this Agreement or any Ancillary Agreement to which RELM is a party.

                  (f) Absence of Litigation. There is no action, suit, litigation, claim, governmental or other proceeding or investigation pending or, to the best knowledge of RELM, threatened against RELM which might materially affect (i) the consummation of


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



         the transactions contemplated by this Agreement or any Ancillary Agreement to which RELM is a party or (ii) the full performance of the obligations of RELM hereunder or thereunder.

                  (g) Environmental Matters.

                  RELM hereby represents and warrants that, to the actual knowledge of Dave Storey, Executive Vice President and Chief Operating Officer of RELM Wireless, after reasonable inquiry, and except as set forth in Schedule 3.1(g):

                  (1) no Hazardous Substances are now or have been located, produced, treated, stored, transported, incorporated, discharged, emitted, released, deposited or disposed of in, upon, under, over or from Facility B;

                  (2) no threats exist of a discharge, release or emission of Hazardous Substances in, upon, under, over or from Facility B into the environment;

                  (3) Facility B has not been used as or for a mine, a landfill, a dump or other disposal facility, auto repair, a dry cleaner, or a gasoline service station;

                  (4) as of the date of this Agreement, neither Facility B nor any part thereof is in violation of any Environmental Law, no notice of any such violation or any alleged violation thereof has been issued or given by any governmental entity or agency, and there is not now nor has there been any investigation or report involving Facility B by any governmental entity or agency which is in any way related to Hazardous Substances;

                  (5) no person, party or private or governmental agency or entity has given any notice of or asserted any claim, cause of action, penalty, cost or demand for payment or compensation, directly or indirectly, resulting from or allegedly resulting from any activity or event described in (1) above;

                  (6) there are not now, nor have there been, any actions, suits, proceedings or damage settlements relating in any way to Hazardous Substances in, upon, under, over or from Facility B;

                  (7) Facility B is not listed in the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, CERCLIS, or any other list of hazardous sites maintained by any federal, state or local governmental agency;

                  (8) Facility B is subject to no lien or claim for lien in favor of any governmental entity or agency as a result of any release or threatened release of any Hazardous Substances;

                  (9) no aboveground or underground tanks are located under, in, on or about Facility B, or have been located under, in, on or about Facility B and have been subsequently removed or filled;


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                  (10) all sewers, sumps and drains are in good working order;
         and

                  (11) Facility B does not include any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls that is now or has been leaking, nor any asbestos that is or reasonably may be anticipated to become in friable condition within the next five years.

The representations and warranties contained in this Section 3.1(g) shall replace and supersede those contained in Special Clauses 6 and 7 of the Addendum in their entirety.

For the purposes of this Section 3.1(g):

                  (i) the term "Environmental Law" shall mean and refer to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C.ss.9601, et seq.; the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C.ss.6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C.ss.1251, et seq.; the Clean Air Act, 42 U.S.C.ss.7401, et seq.; all as the same may be from time to time amended, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which relates to or deals with human health or the environment, including, without limitation, all regulations promulgated by a regulatory body pursuant to any such statute, law, ordinance or regulation; and

                  (ii) the terms "Hazardous Substance" and "Hazardous Substances" shall mean and refer to asbestos, radon, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), or substances containing PCBs, nuclear fuel or materials, radioactive materials, explosives, known carcinogens, petroleum products and bi-products, and any substance defined as hazardous or toxic or as a contaminant or pollutant in, or the release or disposal of which is regulated by any Environmental Law.

                  (h) Title to and Condition of Equipment. RELMCI has good, valid and marketable title to all of the equipment listed on the RELM Bill of Sale free and clear of all liens. The equipment listed on the RELM Bill of Sale is in good repair and good condition, except for ordinary wear and tear and the need for normal maintenance.

                  (i) Employees; Labor Relations.

         (a) Schedule 3.1(i) contains a true and complete list of the following:

                  (i) All arrangements, written or oral, which compel the employment of any person in the status of "employee" or "employees" in the manufacturing of Products (as defined in the Manufacturing Agreement) (the "Employees");

                  (ii) All agreements, written or oral, and letters of understanding with labor unions or associations representing the Employees;


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                  (iii) Consulting relationships with the Products business;

                  (iv) Strikes, slowdowns, picketing, work stoppages, threats to organize non-union Employees or other labor issues, or other occurrences, events or conditions of a similar character in which any of the Employees are participating or have threatened to participate since January 1, 1997;

                  (v) Any charges or complaints or petitions filed with or by the N.L.R.B., the O.F.C.C.P. of the United States Department of Labor, the Occupational Safety and Health Administration, the E.E.O.C. or any similar foreign, state or local agency or commission, including charges of race, sex, national origin, religious, handicap or age discrimination or similar complaints against the Products business, grievance and arbitration proceedings and litigation matters including breach of contract/wrongful discharge, and other personnel related actions, from January 1, 1997 to Closing;

                  (vi) Any claims by the Employees made to applicable state or local agencies or other organizations for workers compensation benefits or payments from January 1, 1997 to Closing;

                  (vii) Any commitment or agreement to increase wages or modify the conditions or terms of employment of the Employees;

                  (viii) The names and current salary rates of all Employees and their hourly or yearly salary, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to such persons for the 1999 calendar year and estimated for the 2000 calendar year;

                  (ix) Each contract, bonus, deferred compensation, incentive compensation, stock purchase, stock option, supplemental retirement, severance or termination pay, salary continuation, hospitalization, medical, dental, life insurance, disability, sick leave or other leave of absence, vacation, defined benefit, defined contribution, profit sharing, stock bonus, retirement, pension, supplemental unemployment benefit plan, union contracts, and each other employee benefit plan, policy or arrangement maintained, contributed to, or required to be contributed to, by RELM with respect to any Employee, beneficiary, former Employee, retiree or other worker of RELM, whether or not any of the foregoing is funded, subject to ERISA, or legally binding (collectively referred to as the "Benefit Plans"); and

                  (x) Employee lease agreements relating to the Product business.

         (b) Except as provided in Schedule 3.1(i),

                  (i) the Benefit Plans have been established and maintained in all material respects in accordance with their terms and in compliance with all applicable laws, including, to the extent applicable, but not limited to, the requirements of ERISA and the Code;


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                  (ii) none of the Benefit Plans subject to Part 3 Subtitle B of
         Title I or Title II of ERISA has incurred any "accumulated funded deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived);

                  (iii) no liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any of the Benefit Plans subject to Title IV of ERISA;

                  (iv) RELM has not incurred liability for any tax imposed under
         Section 4975 of the Code or Part 5 Subtitle B of Title I of ERISA with respect to any of the Benefit Plans;

                  (v) none of the Benefit Plans is a multiemployer plan within the meaning of Section 3(37)(A) of ERISA;

                  (vi) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any of the Benefit Plans since the effective date of said Section 4043;

                  (vii) each Benefit Plan which is a "group health plan", as defined in Section 607(1) of ERISA, has been administered in material compliance with the continuation coverage requirements of Part 6 Subtitle B of Title I of ERISA;

                  (viii) no suit, action, litigation or claim (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought against or with respect to any of the Benefit Plans. Except as otherwise provided in this Agreement, all contributions to the Benefit Plans that were required to be made under such Benefit Plans as of the Closing have been (or will have been by the Closing) paid, accrued or otherwise fully reserved as of such date, and RELM has performed (or will have performed by the Closing) all obligations required to be performed as of such date under such plans;

                  (ix) no event has occurred which provides a basis for the Pension Benefit Guaranty Corporation to assert a lien on the assets of any Benefit Plan;

                  (x) each individual who is characterized by RELM as an independent contractor for employment tax and Benefit Plan purposes has been appropriately classified as an independent contractor under Revenue Ruling 87-41 or Section 530 of the Revenue Act of 1978 and has been properly taken into account under the eligibility or participation provisions of the Benefit Plans; and

                  (xi) RELM has paid or made provision for the payment of all salaries, accrued wages and benefits and has complied with all applicable laws, rules and regulations relating to the employment of the Employees, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment


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         not yet due to such governmental authority, all amounts required by law or agreement to be withheld from the wages or salaries of the Employees.

                  (j) Brokers or Finders. No broker or finder is entitled to any brokerage or other fee from RELM based upon arrangements made by or on behalf of any of RELM in connection with the transactions contemplated hereby or by the Ancillary Agreements, except for the commission fee of $224,000.00 due pursuant to the Commission Agreement.

                  (k) Accuracy of Information. The information furnished by RELM to JMEASI and HII with respect to Facility B, the Facility B Contract and the Commission Agreement is true, complete and accurate.

                  (l) Information. RELM has disclosed or provided to JMEASI and HII all information and documents directly or indirectly relating to the Facility B Contract, and the Commission Agreement. RELM has delivered or will deliver to HII within five (5) days of date of this Agreement copies of all plans, permits, drawings, studies, tests, development orders and other reports and information in RELM's possession concerning Facility B including, without limitation, environmental reports, soil test reports, zoning and wetlands information, development orders and other regulatory requirements concerning land use affecting Facility B or the development of which Facility B is a part, surveys, title reports, covenants and restrictions, easements and plats. Prior to Closing, HII may, at HII's sole cost and expense, obtain such additional reports and information as it deems necessary to fully evaluate Facility B.

                  (m) Facility B Contract. The Facility B Contract sets forth all of the agreements and understandings of Sutton and RELM with respect to Facility B, there are no other written or oral agreements or understandings between Sutton and RELM with respect to Facility B, the Facility B Contract is in full force and effect in accordance with its terms, there are no defaults (either by RELM or Sutton) under the Facility B Contract or facts or circumstances which with the passage of time or giving of notice would constitute a default, and the Facility B Contract is unmodified (except as described above).

         3.2 JMEASI and HII Represent and Warrant to RELM.

                  (a) Due Incorporation. JMEASI and HII were duly incorporated and are validly existing as corporations in good standing under the laws of the jurisdiction of their incorporations, and JMEASI has the corporate powers to lease and operate its property and to carry on its business as now being conducted.


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

                  (b) Power and Authority. JMEASI and HII have all necessary corporate power and authority to enter into, and to carry out their obligations under, this Agreement and each Ancillary Agreement to which they are parties. The execution and delivery of this Agreement and each Ancillary Agreement to which JMEASI and HII are parties, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of JMEASI and HII. This Agreement and each Ancillary Agreement have been duly executed and delivered by JMEASI and HII.

                  (c) No Default. The execution, delivery and performance by JMEASI and HII of this Agreement and of each Ancillary Agreement to which they are parties will not, (i) conflict with or contravene the Certificate of Incorporation or By-Laws (or other comparable governing instruments with different names) of JMEASI or HII or (ii) conflict with, result in a breach of or entitle any party to terminate or call a default with respect to, any material agreement or instrument to which JMEASI or HII is a party or by which JMEASI or HII or any of its properties or assets are bound.

                  (d) Enforceability of Obligations. This Agreement and each Ancillary Agreement to which JMEASI and HII are parties constitute the valid and binding obligations of JMEASI and HII and shall be enforceable against JMEASI and HII in accordance with their respective terms, subject, however, to any limitations with respect to enforcement which may be imposed in connection with bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except that no representation or warranty is made as to the availability of any equitable remedy in connection with the enforcement of any term hereof or thereof.

                  (e) Consents, Etc. No consent, license, permit, approval, order or authorization of, or registrations, declaration, qualification or filing with, any foreign, federal, state or local governmental authority or any person is required to be obtained or made by JMEASI or HII on or prior to the date of this Agreement in connection with the execution, delivery or performance by JMEASI and HII of this Agreement or any Ancillary Agreement to which JMEASI and HII are parties.

                  (f) Absence of Litigation. There is no action, suit, litigation, claim, governmental or other proceeding or investigation pending or, to the best knowledge of JMEASI and HII, threatened against JMEASI or HII which might materially affect (i) the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement to which JMEASI and HII are parties, or (ii) the full performance of the obligations of JMEASI and HII hereunder or thereunder.

                  (g) Title to and Condition of Equipment. JMEASI has good, valid and marketable title to all of the equipment listed on the JMEASI Bill of Sale free and clear of all liens. The equipment listed on the JMEASI Bill of Sale is in good repair and good condition, except for ordinary wear and tear and the need for normal maintenance.

                  (h) Brokers or Finders. No broker or finder is entitled to any brokerage or other fee from JMEASI or HII based upon arrangements made by or on behalf of JMEASI or HII in connection with the transactions contemplated hereby or by the Ancillary Agreements.

                  3.3 Survival of Representations and Warranties. The representations and warranties contained in this Agreement and any Ancillary Agreement shall survive (and not be affected in any respect by) the Closing for the time periods stated in Section 7.1(c) and any investigation conducted by any Party or any information which any Party may have from time-to-time.


                                    ARTICLE 4

                                EMPLOYEE MATTERS

                  4.1 Scope of Article. This Article 4 contains the covenants and agreements of the parties with respect to (a) the status of employment of the Employees upon the Transaction, and (b) the employee benefits and employee benefit plans provided or covering such Employees and former employees of RELM who terminated employment or retired from employment with RELM prior to the Closing ("Former Employees"). Nothing herein expressed or implied confers upon any Employee or Former Employee of RELM any rights or remedies of any nature or kind by reason of this Article 4.

                  4.2 Employment.

                  (a) JMEASI shall offer employment at a rate of pay at least equal to that in effect immediately prior to the Closing, subject to JMEASI's employment conditions of a completed employment application, background investigation, drug screen and confidentiality agreement, effective as of the Closing to (i) each Employee who is actively at work and capable of performing work duties satisfactory to JMEASI on the Closing or who is not actively at work due solely to vacation ("Active Employees") and (ii) to each Employee who is not actively at work on the Closing due solely to leave of absence, sick leave, short or long-term disability leave, military leave and who returns to active employment immediately following such absence and within 180 days of the Closing or such later date as required under applicable law ("Inactive Employees"), as listed on the attached Schedule 3.1(i). Notwithstanding the preceding sentence, JMEASI shall not be required to make any offer of employment to any Inactive Employee until RELM notifies JMEASI that such Inactive Employee's leave, disability or other absence has terminated and the Inactive Employee is capable of commencing work duties satisfactory to JMEASI. Subject to Section 4.2(e) below, the period of such employment shall, in the case of Active Employees, begin on the Closing and, in the case of Inactive Employees, on the date that they first commence employment with JMEASI. For purposes of this Agreement, Active Employees and Inactive Employees who accept the JMEASI's offer of employment, who satisfy JMEASI's employment conditions and who become employees of JMEASI shall be referred to herein collectively as the "Transferred Employees." RELM shall be responsible for any obligation to provide employee benefits to a Transferred Employee prior to such employee's date of hire by JMEASI.

                  (b) RELM agrees to use reasonable efforts to facilitate the transition of Employees to employment with JMEASI. Such reasonable efforts shall include affording JMEASI reasonable opportunities to review employment and personnel records of Employees, to discuss with Employees terms and conditions of employment that will exist with JMEASI as of the Closing and to distribute to Employees forms and documents relating to employment with JMEASI.

                  (c) Except to the extent prohibited by law, RELM shall deliver to JMEASI originals of all personnel files and records relating to Employees, and RELM shall have reasonable continuing access to such files and records thereafter as such files and records existed on the Closing.

                  (d) It is expressly agreed and understood that nothing in this Agreement shall, or shall be construed to, limit the ability of JMEASI to at any time terminate the employment of any Employee or to amend or terminate any employee benefit plan or arrangement.

                  (e) Notwithstanding any provision of this Section 4 to the contrary, Employees who within fifteen (15) business days of the Closing fail to satisfy JMEASI's employment conditions described in
         Section 4.2(a) above shall remain employees of RELM and shall not be employees or Transferred Employees of JMEASI for any purpose and shall not be eligible for any employee benefits, compensation or other remuneration of any kind from JMEASI. JMEASI shall reimburse RELM for its actual wage costs attributable to any Employee described in the preceding sentence for the period between the Closing and the date RELM is notified that such Employee failed to satisfy JMEASI's employment conditions described in Section 4.2(a) above.

         4.3 Employee Benefit Plans.

                  (a) Except as otherwise specifically provided in this Article 4, effective on the first day of the month coincident with or next following the Closing (the "Effective Date"), each Transferred Employee shall cease to be an active participant in RELM's Benefit Plans (other than "employee pension benefit plans" as defined in Section 3(2) of ERISA) and shall become eligible to participate in the benefit plans, policies and arrangements of JMEASI subject to the terms and conditions of this Agreement and of such plans, policies and arrangements.

                  (b) RELM shall be responsible for any claims for medical or dental benefits incurred by an Employee or his or her covered dependents prior to the Effective Date in accordance with the terms of RELM's medical and dental plans, and JMEASI shall be responsible for any medical or dental claims incurred by any Transferred Employee or his or her covered dependents on or after the Effective Date in accordance with the terms of

         JMEASI's medical and dental plans. For purposes of this Section 4.3, a medical or dental claim shall be deemed to be incurred when the services giving rise to the claim are performed and not when the Employee is billed for such services or submits a claim for benefits.

                  (c) JMEASI shall be responsible in accordance with their applicable disability plans for all short-term and long-term disability income benefits payable to any Transferred Employee with respect to a disability incurred on or after the Effective Date pursuant to elections made by Transferred Employees under such plans. RELM shall be responsible in accordance with their applicable disability plans for all other short-term and long-term disability benefits payable with respect to a disability incurred by any Employee or Former Employee prior to the Effective Date.

                  (d) RELM shall cause each Transferred Employee to become fully vested in the benefits accrued as of the Closing Date under any "employee pension benefit plans" maintained by RELM. JMEASI shall grant to each Transferred Employee credit for his or her service with RELM prior to the Closing Date for purposes of (i) participation eligibility, vesting and retirement eligibility, but not for benefit accrual, under any "employee pension benefit plan" maintained by JMEASI, and (ii) entitlements under JMEASI's vacation, holiday, sick pay and severance programs or policies; provided, however, that the amount of any such service recognized by JMEASI shall not exceed five
         (5) years.

                  (e) RELM shall make a single sum payment of $19,000.00 to HII at Closing, to be paid by JMEASI to Transferred Employees during the first three (3) months after Closing by crediting to Transferred Employees a "Medical Plan Cost Differential" in their wage payments, and RELM shall have no further liability with respect to the Medical Plan Cost Differential. The "Medical Plan Cost Differential" shall be the difference between (i) a Transferred Employee's premium payment required to participate in JMEASI's medical and dental plans for three
         (3) months and (ii) such Transferred Employee's premium payment required to participate in the RELM medical and dental plans for three
         (3) months.

                  4.4 Health Care Continuation Coverage. RELM shall be responsible for any continuation of group health coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Transferred Employee or any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such employee who incurs a "qualifying event" (as defined in Section 4980B of the Code) prior to such Transferred Employee's date of hire by JMEASI, including any such qualifying event incurred by reason of the Transferred Employee's termination of employment with RELM. JMEASI shall be responsible for any continuation of group health coverage required under Section 4980B of the Code or Sections 601 though 608 of ERISA with respect to any Transferred Employee or any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such employee who incurs a "qualifying event" (as defined in Section 4980B of the Code) after such employee's date of hire by JMEASI.

                  4.5 Accrued Vacation, Holidays, Sick Pay. and Wages. All accrued but unpaid holiday, vacation or sick pay of any Transferred Employee as of the Closing in excess of 120 hours shall be paid in cash by RELM to such Transferred Employee within thirty (30) days of Closing, and JMEASI shall have no liability or obligation with respect to any such pay to any Transferred Employee. All accrued but unpaid holiday, vacation or sick pay of any Transferred Employee as of the Closing equal to or less than 120 hours shall be credited and available to Transferred Employees under JMEASI's holiday, vacation, or sick pay policies or arrangements made available to such Transferred Employees. RELM shall pay JMEASI an amount equal to the aggregate amount of Transferred Employees' accrued but unpaid holiday, vacation or sick pay described in the preceding sentence within thirty (30) days of the Closing and RELM shall have no further liability or obligation with respect to any such pay to any Transferred Employee. All unpaid wages, salaries and bonuses earned for periods prior to the Closing shall be paid by RELM after the Closing in accordance with Seller's normal pay practices.

                  4.6 Severance and WARN Act Liability. As JMEASI will offer employment to the Employees, the parties do not expect or contemplate any WARN Act obligations in connection with this transaction. RELM agrees to pay and be responsible for all liability, cost or expense for severance, termination indemnity payments, salary continuation, special bonuses and like costs, with respect to any of the Employees or Former Employees, including any Employees described in Section 4.2(e), and agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure to comply with the WARN Act, or any similar state or local law, to the extent attributable to the events or occurrences on or prior to the Closing. JMEASI agrees to pay and be responsible for all such liability, costs, expense or sanctions with respect to any Transferred Employee to the extent attributable to events or occurrences following the Closing.

                  4.7 Workers Compensation. RELM shall be responsible for all workers compensation claims filed by or on behalf of a Transferred Employee to the extent attributable to events, occurrences or exposures prior to the Closing. JMEASI shall be responsible for all workers compensation claims filed by or on behalf of a Transferred Employee to the extent attributable to events, occurrences or exposures following the Closing.

                  4.8 Cooperation; Employment Records. The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by this Article 4.

                  4.9 Excluded Employee Liabilities. Except as otherwise provided in the Agreement, RELM retains all liabilities or obligations of any nature to any of RELM's Employees or Former Employees, including without limitation (a) workers compensation, disability and medical benefits payable as a matter of law, contract or pursuant to benefit programs or otherwise with respect to any injury, illness or medical conditions arising out of events or exposures prior to Closing, (b) any wages, vacations, severance pay or other benefits under any Benefit Plan, contract, bonus, deferred compensation, incentive compensation, stock purchase, stock option, supplemental retirement, severance or termination pay, sick leave or other leave of absence, vacation, and each other employee benefit plan, policy or arrangement maintained, contributed to, or required to be contributed to, by RELM with respect to any Employee, beneficiary, Former Employee, or other worker of RELM, whether or not any of the foregoing is funded, subject to ERISA, or legally binding, (c) withholding tax liabilities or unemployment compensation premiums attributable to services performed by Employees or Former Employees prior to Closing, and (d) claims for discrimination, unfair labor practices, violations of the collective bargaining agreements or wrongful discharge which are attributable to events occurring prior to Closing. Except as otherwise provided in this Agreement, JMEASI shall be liable for all liabilities or obligations of any nature to any Transferred Employee which are attributable to events following the Closing.


                                    ARTICLE 5

                        CERTAIN COVENANTS OF THE PARTIES

                  5.1 Confidential Information.

                  (a) General. Except as expressly set forth in this Section, each Party shall, and shall cause its affiliates and its and their officers, directors, employees, agents and subcontractors (collectively, "Representatives") to, keep secret and retain in strictest confidence any and all technical, commercial and other documents or other information (whether in oral or written form), including, without limitation, any trade secrets, which is or has been disclosed to it by any other Party or any of such other Party's affiliates or Representatives prior to or after the date of this Agreement and which relates to (i) such other Party or any of such other Party's affiliates or their respective businesses or (ii) this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby ("Confidential Information"), and shall not disclose directly or indirectly, and shall cause its and their Representatives not to disclose directly or indirectly, any Confidential Information to anyone outside such Party, such affiliates and their respective agents. The foregoing obligations shall extend to copies, if any, of Confidential Information made by any of the persons or entities referred to in this paragraph (a) and to documents prepared by such persons or entities which embody or contain Confidential Information.

                  (b) Protection of Confidential Information. Each Party shall deal with Confidential Information so as to protect it from disclosure with a degree of care not less than that used by it in dealing with its own information intended to remain exclusively within its knowledge and shall take reasonable steps to minimize the risk of disclosure of Confidential Information which shall include, without limitation, ensuring that only its affiliates and its and their Representatives who have a bona fide "need to know" such Confidential Information for purposes permitted or contemplated by this Agreement or any Ancillary Agreement shall have access thereto. Each Party shall notify all of its Representatives who have access to Confidential Information of its confidentiality and the care therefor required, and shall obtain from any third party who is permitted access to such Confidential Information in accordance with this Article (other than attorneys and accountants referred to in Section 4.5 hereof), an agreement of confidentiality incorporating the restrictions set forth herein.

                  (c) Exceptions. Notwithstanding the foregoing, the confidentiality obligations set forth in this Section shall not extend to Confidential Information which a party (the "Receiving Party") can show by written documents:

                           (i) was known to the Receiving Party or was in the
                  public domain prior to the time that such Confidential information was disclosed to the Receiving Party by any other Party (such Party being the "Disclosing Party") or any affiliate or Representative thereof;

                           (ii) is or has become generally known to the trade or
                  public without breach of this Agreement or any Ancillary Agreement, through no fault of the Receiving Party or any of its affiliates or Representatives;

                           (iii) has been made public by the Disclosing Party or
                  any affiliate or Representative thereof;

                           (iv) has become available to the Receiving Party on a
                  non-confidential basis from a third party who has not received the information directly or indirectly from the Disclosing Party or any affiliates or Representatives thereof under an obligation of confidentiality;

                           (v) was developed by the Receiving Party or any of
                  its affiliates independently and not as a result of the disclosure of any Confidential Information hereunder; or

                           (vi) based on the Receiving Party's good faith
                  judgment with the advise of counsel, is required to be disclosed under complusion of law pursuant to oral questions, interrogatories, subpoena, civil investigative demands or similar process.

         Whenever the Receiving Party becomes aware of any state of facts which would or might result in disclosure of Confidential Information pursuant to clause (vi) above, it shall, if possible, promptly notify the Disclosing Party prior to any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In any event, if the Receiving Party is unable to promptly notify the Disclosing Party or if such protective order or other remedy is not obtained, or if the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party will furnish only that portion of the information which it is advised by counsel is legally required and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

                  (d) Survival of Obligations. The obligations set forth in this Section shall survive the expiration, termination or assignment of this Agreement or any Ancillary Agreement.

         5.2 Consent to Rights and Remedies Upon Breach. Each Party agrees that money damages will not be adequate to compensate the other Party for any violation by such Party of any provision of Section 5.1 hereof , and each Party hereby agrees that in addition to any legal or other rights that may be available to the other Parties in the event of such breach, equitable relief may be sought to enforce such covenants in any court of competent jurisdiction, including entry of a preliminary injunction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to such other Parties and that money damages will not provide an adequate remedy to such other Parties.

         5.3 Publicity. Neither Party, without the prior written consent of the other Party, shall issue any press release or make any other public announcement or furnish any statement to any third party concerning the terms and conditions of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby except for (i) disclosures made in compliance with Section
5.1 hereof, (ii) disclosures made on a confidential basis to attorneys, consultants and accountants retained to represent such Party, or to BMO or the attorneys, consultants and accountants retained to represent BMO, in connection with the transactions contemplated hereby or thereby, and (iii) occasional, brief comments by the respective officers of the Parties consistent with the press release issued jointly by the Parties on March 29, 2000, and such other guidelines for public statements as may be mutually agreed by the Parties in connection with routine interviews with analysts or members of the financial press. In addition, either Party, after consultation with counsel, in its own right may make such further announcements and disclosure, if any, as may be required by applicable law, in which case the Party making the announcement or disclosure will use its best efforts to give advance notice to, and discuss such announcement or disclosure, with the other. Once any information is publicly disclosed in accordance with this Section, it shall no longer be considered Confidential Information.

         5.4 First and Second Assignments. RELM hereby acknowledges and consents to the First and Second Assignments.


                                    ARTICLE 6

                                   TRANSITION

         6.1 Transition Plan. Attached hereto as Exhibit A is a Transition Plan for the movement of RELMCI employees, furniture and equipment from Facility B to Facility A, and for the movement of JMEASI's employees, furniture and equipment from Facility A to Facility B (the "Transition"). JMEASI and RELMCI shall move all of their personal property out of their respective facilities during the Transition, unless expressly agreed otherwise by JMEASI and RELMCI, and except for the items listed in the RELM Bill of Sale and the JMEASI Bill of Sale. In the interests of clarity, Exhibit A further lists certain items that will be moved and thus kept by JMEASI and RELMCI, respectively. The treatment of an item in Exhibit A shall be conclusive with respect to the Parties' rights to such item. JMEASI and RELMCI shall cooperate closely and shall use their best efforts to ensure that the Transition is performed in an orderly manner according to the Transition Plan, with the minimum amount of disruption to their operations during the Transition. If JMEASI or RELMCI becomes aware that a particular event or set of circumstances may delay one or more steps of the Transition Plan, it shall immediately inform the other and consult with the other to minimize the overall delay to the Transition Plan and any additional disruption to JMEASI's and RELMCI's operations. JMEASI and RELMCI shall amend the Transition Plan in writing to reflect any agreement between them with respect to accommodating and minimizing any such delay.

         6.2 Use of Facilities and Equipment. During the Transition, RELM shall have such rights of ingress, egress, possession and use of Facility B and the equipment listed in the RELM Bill of Sale, and JMEASI shall have such rights of ingress, egress, possession and use of Facility A and the equipment listed in the JMEASI Bill of Sale, as is necessary or desirable for each such Party to continue its operations according to the Transition Plan. The rights granted under this Section 6.2 shall terminate with the completion of the Transition Plan, and in any event shall be terminated no later than ninety (90) days after the date of this Agreement. If after the termination of the Transition Plan an item of personal property is left by JMEASI or RELMCI in the respective facility that it is leaving, then the entering Party may provide written notice of such item to the leaving Party and, if the leaving Party has not removed the item within ten (10) business days of such notice, the entering Party may at its option keep the item or arrange for disposal of the item and bill the leaving Party for the cost of such disposal.

         6.3 Risk of Loss. As between the Parties, risk of loss with respect to Facility B and the equipment listed on the RELM Bill of Sale shall pass to HII and JMEASI, and risk of loss with respect to Facility A and the equipment listed on the JMEASI Bill of Sale shall pass to RELM, as of the Closing, provided that RELM, HII and JMEASI shall care for such respective facilities and equipment on the same basis as it cared for such facilities and equipment prior to the Closing until the termination of its rights pursuant to Section 6.2.


                                    ARTICLE 7

                                 INDEMNIFICATION

         7.1 Indemnification. The Parties shall indemnify each other as set forth below:

                  (a) RELM shall indemnify and hold harmless JMEASI and HII and each of their directors, officers, employees and affiliates from any and all losses (i) arising out of, based upon or resulting from any inaccuracy as of the Closing of any representation or warranty, or breach of any covenant or agreement, of RELM which is contained in this Agreement or any Ancillary Agreement to which RELM is a party or (ii) relating to Facility B, the Employees, or the equipment listed on the RELM Bill of Sale, to the extent such losses arise out of, are based upon or result from any act, omission, event or condition occurring or existing prior to the Closing or during the Transition (including, without limitation, any environmental liabilities).

                  (b) JMEASI and HII shall indemnify and hold harmless RELM and each of its directors, officers, employees and affiliates from any and all losses (i) arising out of, based upon or resulting from any inaccuracy as of the Closing of any representation or warranty, or breach of any covenant or agreement, of JMEASI or HII which is contained in this Agreement or any Ancillary Agreement to which JMEASI or HII is a party or (ii) relating to the equipment listed in the JMEASI Bill of Sale, to the extent such losses arise out of, are based upon or result from any act, omission, event or condition occurring or existing prior to the Closing or during the Transition.

                  (c) The Parties agree that, regardless of any investigation made at any time by the Parties, (i) the representations and warranties contained in Section 3.1(g) of this Agreement and Paragraph 29(e) of the Sublease, shall survive the Closing and shall terminate, and be of no further force and effect, and no claims with respect thereto may be made by any Party, after the seventh anniversary of the Closing, and
         (ii) all other representations and warranties contained in this Agreement and the obligations contained in Paragraph 12(b)(i) of the Sublease, shall survive the Closing and shall terminate, and be of no further force and effect, and no claims with respect thereto may be made by any Party, after the first anniversary of the Closing.

         7.2 Indemnification Procedures.

                  (a) General. The provisions of Sections 7.2 - 7.5 hereof shall govern the procedures to be followed for any indemnification claim between any two of the Parties arising as a result of an indemnification contained in this Agreement or any Ancillary Agreement. Promptly after receipt by any Party of written notice of the commencement (or threatened commencement) of any civil, criminal, administrative or investigative claim, action or proceeding involving this Agreement or any Ancillary Agreement, or any matter contemplated hereby or thereby, such Party shall notify the other Party or Parties in writing; provided, however, that no failure to so notify any Party shall relieve it of its indemnity obligations hereunder except to the extent that such failure substantially prejudices the rights of such Party hereunder. Except as provided in paragraph (b) (i) below, the Indemnifying Party shall be entitled to have sole control over the defense and/or settlement of such claim, provided that, within 30 days of receipt of such written notice, the Indemnifying Party acknowledges responsibility therefor and notifies the Indemnified Party in writing of its election to so assume full control; provided, however, that:

                           (i) the Indemnified Party shall be entitled to
                  participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                           (ii) the Indemnifying Party shall obtain the prior
                  written approval of the Indemnified Party (not to be unreasonably withheld) before entering into any settlement of such claim or ceasing to defend against such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other relief would be imposed against the Indemnified Party; and

                           (iii) the Indemnifying Party shall not consent to the
                  entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party and its directors, officers, employees and affiliates of a release from all liability in respect of such claim.

         The Indemnified Party shall use reasonable efforts to obtain an extension to the time period for filing an answer or other response to such claim reasonably requested by the Indemnifying Party. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim,
         (i) the Indemnifying Party shall not be liable to such Indemnified Party for any further legal expenses incurred by such Indemnified Party in connection with the defense thereof (other than reasonable costs of investigation) and (ii) if, prior to such notice, the Indemnified Party filed an answer or other response by reason of the inability to obtain an extension referred to in the preceding sentience, such action shall not affect the Indemnifying Party's obligations hereunder; provided, however, that the Indemnifying Party shall have a reasonable opportunity to review such answer or other response prior to the filing thereof. If the Indemnifying Party does not assume sole control over the defense of such claim as provided in this paragraph (a), the Indemnifying Party may participate in such defense at its own expense and the Indemnified Party shall have the right to defend and/or settle the claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with this Article. In the event that any award or other judgment rendered in any action, claim or proceeding is appealed by any Party or by any third party, the party which controlled such action, suit or proceeding shall be entitled to control the appeal, and the Parties shall cooperate with each other in connection therewith. The reimbursement of fees, costs and expenses required by this Article shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

         7.3 Receipt of Information, Etc. The obligations of the Parties under this Article 7 shall not in any way be affected by any investigation by or on behalf of any party or any of its affiliates or by any information which any Party or any of its affiliates may have obtained with respect thereto.

         7.4 Tax Effects. All indemnification payments hereunder shall be made on a net after-tax basis if such payment, or the losses to which such payment relates, has a tax effect on the Indemnified Party.

         7.5 Subrogation. In the event that any Party shall be obligated to indemnify another Party or its directors, officers, employees or affiliates pursuant to this Agreement, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party and its directors, officers, employees and affiliates with respect to the claims to which such indemnification relates.


                                    ARTICLE 8

                         DISPUTE RESOLUTION/ARBITRATION

         8.l Good Faith Settlement; Arbitration. With respect to a dispute solely between two or more of the Parties, each of the Parties agrees to use reasonable efforts to resolve amicably any such dispute which arises under this Agreement or any Ancillary Agreement and will not take any action inconsistent therewith. If such dispute cannot be resolved amicably, then the dispute shall be submitted to binding and final arbitration in accordance with the rules of the American Arbitration Association, as in effect from time-to-time, and this
Article 8. In any arbitration proceeding, there shall be three arbitrators, one selected by RELM, one selected by HII and one selected by the other two arbitrators. In the event that the two arbitrators do not select a third arbitrator within ten (10) business days after the appointment of the second arbitrator, the third arbitrator shall be selected and appointed by the American Arbitration Association. The arbitrators shall have full power to resolve the dispute for which they are appointed; provided, however, that the arbitrators shall not have the power to expand, amend, modify or otherwise change any provision of this Agreement or any Ancillary Agreement. The arbitration proceedings shall be held in Miami, Florida. The decision of the arbitrators shall be final and binding upon each of the Parties with respect to the matters submitted to such arbitrators and judgment upon the decision may be entered in, and enforced by, any court of competent jurisdiction.

         8.2 Absence of Material Interest or Relationship. No person may serve as an arbitrator pursuant to this Article 8 if such person has a material interest or relationship (through employment, stock ownership, business dealings or otherwise) in any Party or any of their respective affiliates, directors, officers or employees.

         8.3 Confidentiality. The arbitration shall be confidential and the arbitrators may issue appropriate protective orders to safeguard the Confidential Information of any Party. Except as required by law, none of the parties shall make (or request any arbitrator to make) any public announcement with respect to the proceedings or decisions of any arbitrators without the prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the decision of the arbitrators, shall be kept in strict confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such decision or as otherwise required by applicable law.

         8.4 Exceptions to Arbitration Requirement. This Article 8 shall not limit the rights of the Parties to seek in any court of competent jurisdiction equitable relief in the event of any violation of the provisions of Section 5.1 and/or such interim relief as may be needed to maintain the status quo, to prevent irreversible harm or otherwise protect the subject matter of an arbitration until the arbitrators shall have been appointed and shall have had an opportunity to act. Any such interim relief so ordered shall not determine or prejudge the substantive issues to be decided by arbitration.


                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 Assignment. Except for the Second Assignment, no Party shall assign this Agreement or any Ancillary Agreement to which at least one of RELM and at least one of JMEASI and HII are parties, including the Manufacturing Agreement (collectively, the "Parties' Agreements") or any of its rights or obligations thereunder without the prior written consent of the other Party, and any purported assignment in violation of the foregoing shall be void. Notwithstanding the provisions of this Section 9.1, any Party may assign the Parties' Agreement in connection with the sale of all or substantially all of its assets to which this Agreement pertains. In any merger with, acquisition by, acquisition of, or any other business combination between one of RELM or JMEASI on the one hand, and a third party on the other hand, during the term of the Manufacturing Agreement, RELM and JMEASI shall use their best efforts to ensure that the Parties' Agreements remain in full force and effect with the appropriate entity that survives such combination, and the Parties' Agreements shall be enforceable against any permitted successor or assign of RELM or JMEASI including any such entity.

         9.2 Entire Agreement. This Agreement and the Ancillary Agreements set forth the entire agreement and understanding between the Parties as to the subject matter hereof and merge all prior discussions, negotiations and agreements between the Parties, and none of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or therein or as fully set forth subsequent to the date hereof in a written instrument signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

         9.3 Binding Effect. This Agreement and the Ancillary Agreements shall inure to the benefit of and be binding upon each of the Parties upon such Party's execution and delivery hereof or thereof, and upon its successors and permitted assigns.

         9.4 Force Majeure. No Party shall be responsible or liable to the other Party for any failure to perform or delay in performing any of its covenants or obligations under this Agreement or any Ancillary Agreement (other than obligations regarding payment of money) if such failure or delay results from events or circumstances reasonably beyond the control of such Party, including, without limitation, war (whether or not declared) or other national emergency; riot; fire, explosion, flood or other act of God; strike, lockout or other labor difficulty; epidemic; any injunction, order, decree, law or regulation of any court or governmental authority; or inability to obtain electricity or other fuel, provided such inability is beyond the control of such Party (collectively, "Events of Force Majeure"); provided, however, that the affected Party shall exert all reasonable efforts to eliminate, cure or overcome any such Event of Force Majeure and to resume performance of its covenants with all possible speed; and provided, further that nothing contained herein shall require any party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or proceeding by any governmental authority or any litigation by any third party. Notwithstanding the foregoing, to the extent that an Event of Force Majeure continues for a period in excess of six (6) months, the Parties agree to negotiate in good faith either (i) to resolve the Event of Force Majeure, if possible, (ii) to extend by mutual agreement the time period to resolve, eliminate, cure or overcome such Event of Force Majeure or (iii) to terminate the applicable agreement(s).

         9.5 Notices. Any notice, request or other communication under or with respect to any Parties' Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid, or delivered by hand or by nationally recognized air courier service, or sent by facsimile transmission directed to the address or facsimile transmission number of such Party set forth below:

                  If to JMEASI or HII:

                  Honeywell International Inc.
                  101 Columbia Road
                  Morristown, New Jersey 07962
                  Attention: Deputy General Counsel, Corporate and Finance Fax No. 973-455-4413

                  with a copy to:

                  Johnson Matthey Electronic Assembly Services, Inc. 7505 Technology Drive
                  West Melbourne, Florida 32904
                  Attention:  General Manager
                  Fax No. 321-725-3397

                  If to RELM:

                  RELM Wireless Corporation
                  7100 Technology Drive
                  West Melbourne, Florida 32904
                  Attention: Vice President and Chief Financial Officer Fax No. 321-984-0168


         Any such notice shall become effective when received by the addressee, provided that any notice or communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient. Any of the addresses set forth above may be changed from time-to-time by written notice from the Party requesting the change. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the Party to whom it was given.

         9.6      Waiver; Modification.

                  (a) Waiver. Any term or condition of the Parties' Agreements may be waived or qualified at any time by any Party entitled to the benefit hereof or thereof by a written instrument executed by such Party. No omission, delay or failure on the part of any party is exercising any rights hereunder or thereunder, and no partial or single exercise hereof or thereof, will constitute a waiver of such rights or of any other rights hereunder or thereunder.

                  (b) Modifications. The Parties' Agreements may be amended, modified or supplemented only by a written instrument duly executed by each Party thereto, which instrument shall specifically indicate that it is the desire of such Parties to amend, modify or supplement such Agreement, as the case may be.

         9.7 Governing Law. The Parties' Agreements shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to its conflict of law rules.

         9.8 Severability. If any provision of any Parties' Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision materially adversely affects the substantive rights of a Party. To the extent permitted by applicable law, each Party waives any provision of law which renders any provision hereof or thereof invalid, illegal or unenforceable in any respect. In the event that any provision of any Parties' Agreement shall be held to be invalid, illegal or unenforceable, the Parties shall in such an instance use their best efforts to replace the invalidated provision by a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof or thereof.

         9.9 No Third Party Beneficiaries. Except as otherwise provided expressly herein or therein, (i) nothing in any Parties' Agreement is intended to confer on any person or entity other than the Parties or their respective successors or permitted assigns, any rights or obligations under or by reason of the Parties' Agreement, and (ii) there are no third party beneficiaries to any such agreements.

         9.10 Further Assurances. Each Party shall give such further assurances and perform such further acts as are or may become necessary or appropriate to effectuate and carry out the provisions of this Agreement and the Ancillary Agreements.

         9.11 Expenses. Except as otherwise expressly provided herein or therein, each Party shall bear the costs and expenses incurred by it in negotiating, entering into and performing any of its obligations under this Agreement or any Ancillary Agreement.

         9.12 Execution. This Agreement and the Ancillary Agreements may be executed in several counterparts, each of which shall be deemed to be an original.

         9.13 Headings. The Article and Section headings in this Agreement and the Ancillary Agreements are solely for the convenience and reference of the Parties hereto and thereto and are not intended to be descriptive of the entire contents of, or to affect, any of the terms or provisions hereof or thereof.

         9.14 Relationship of Parties. Nothing herein or in any of the Ancillary Agreements shall be deemed to create a joint venture, or any employer-employee relationship or principal-agency relationship, between the Parties. Nothing under this Agreement or any Ancillary Agreement shall be deemed to authorize any Party to act for, represent, or bind another or any affiliate thereof.

         9.15 Consent to Jurisdiction; Receipt of Process. Each Party hereby consents to the jurisdiction of, and confers non-exclusive jurisdiction upon, any federal or state court or tribunal located in the State of Florida over any action, suit or proceeding arising out of or relating to any Parties' Agreement. Each Party hereby irrevocably waives, and agrees not to assert as a defense in any such action, suit or proceeding, any objection which it may now or hereafter have to venue of any such action, suit or proceeding brought in any federal or state court or tribunal located in the State of Florida and hereby irrevocably waives any claim that any such action, suit or proceeding brought in any such court or tribunal has been brought in an inconvenient forum. Each Party hereby appoints the Secretary of State of the State of Florida as its agent for receipt of service of process arising out of or relating to any Parties' Agreement in any such action, suit or proceeding, and shall at all times maintain such agent for service of process in the State of Florida so long as any part of any Parties' Agreement is in full force and effect. Each Party hereby agrees that service upon such agent in accordance with the laws of the State of Florida shall be deemed in every respect personal service upon such Party.

         9.16 Schedules and Exhibits. All schedules and exhibits are an integral part of this Agreement and are incorporated in this Agreement by this reference.

         [The remainder of this page has been left intentionally blank.]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.


                                                JOHNSON MATTHEY ELECTRONIC
                                                ASSEMBLY SERVICES, INC.


                                                By:___________________________
                                                     Name:
                                                     Title


                                                HONEYWELL INTERNATIONAL INC.


                                                By:___________________________
                                                    Name:
                                                    Title:


                                                RELM WIRELESS CORPORATION


                                                By:___________________________
                                                   Name:
                                                   Title:


                                                RELM COMMUNICATIONS OF
                                                  FLORIDA, INC.


                                                By:___________________________
                                                   Name:
                                                   Title:


                                                RELM WIRELESS CORPORATION


                                                By:___________________________
                                                   Name:
                                                   Title:

                                 SCHEDULE 3.1(g)

                              ENVIRONMENTAL MATTERS

        The matters referenced on the attached Phase I Environmental Site
         Assessment dated January 1, 1997 and the attached Letter dated February 6, 1997, referencing Additional Assessment Activities.

                                 SCHEDULE 3.1(i)

                                EMPLOYEE MATTERS

                                    EXHIBIT A

                                 TRANSITION PLAN